UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
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Peapack-Gladstone Financial Corporation
(Name of Registrant as Specified In Its Charter)
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April 14, 2023

We would like to take this opportunity to ask our Shareholders to consider the following as they cast their votes related to our upcoming Annual Meeting (May 2, 2023).

PERFORMANCE:

Earnings

•	2022’s pre-tax income before the provision for credit losses and earnings per share ("EPS") reflected growth of 29% and 36%, respectively, when compared to 2021 levels.
•	The Company’s one-year (ended 12/31/2022) and three-year (ended 12/31/2022) EPS growth metrics compare very favorably to those of various peer groups:
➢	NJ Bank Peer Group (7 Banks including PGC – PFS; OCFC; LBAI; CNOB; KRNY; NFBK; and PGC).
✔	PGC ranks 1 of 7 (100th percentile) for one-year EPS growth; and 2 of 7 (71st percentile) for three-year EPS growth.
➢	Banks with a Significant Wealth Business Peer Group (6 Banks including PGC – WSFS; TMP; UVSP; WASH; CATC; and PGC).
✔	PGC ranks 1 of 6 (100th percentile) for both one-year and three-year EPS growth.
➢	Peer Banks included in 2022 Proxy Compensation Discussion and Analysis.
✔	PGC ranks 2 of 17 (88th percentile) for one-year EPS growth; and 3 of 17 (82nd percentile) for three-year EPS growth.
•
The above results improve further when results are adjusted to what the Company believes are “core earnings,” as shown in the Company’s 12/31/2022 Investor Update (previously filed with the SEC and available on the Company’s website).

Total Shareholder Return and Capital Management

•	The Company’s one-year (ended 12/31/2022) and three-year (ended 12/31/2022)Total Shareholder Return (TSR) metrics compare very favorably to those of various peer groups:
➢	NJ Bank Peer Group (7 Banks including PGC – PFS; OCFC; LBAI; CNOB; KRNY; NFBK; and PGC).
➢	PGC ranks 1 of 7 (100th percentile) for both one-year and three-year TSR.

Banks with a Significant Wealth Business Peer Group (6 Banks including PGC – WSFS; TMP; UVSP; WASH; CATC; and PGC).
✔	PGC ranks 1 of 6 (100th percentile) for both one-year and three-year TSR.
➢	Peer Banks listed in 2022 Proxy Compensation Discussion and Analysis.
✔	PGC ranks 1 of 17 (100th percentile) for one-year TSR; and 2 of 17 (88th percentile) for three-year TSR.
•	During 2022, the Company repurchased 930,977 shares of stock at an average price of $35.15 for a total cost of $32.7 million.
•
Tangible book value per share increased 4.5% to $27.26 at December 31, 2022 from $26.10 at December 31, 2021, despite stock repurchase activity and significant increases to unrealized loss on available-for-sale securities caused by the rising interest rate environment (which impacted the entire banking industry).

COMPENSATION AND USE OF STOCK AWARDS UNDER THE 2021 LONG TERM STOCK INCENTIVE PLAN:

General Compensation Philosophy

The Company believes in aligning the interest of the NEOs with those of shareholders:

•	The Company believes in aligning pay to performance in determining compensation for its CEO and other NEOs.
➢	CEO and CFO incentive awards are based 100% on Company performance.
➢	Other NEOs incentive awards are based 75% on Company performance and 25% on individual performance.
➢
For the cash short-term incentive (STI) portion of compensation, Company performance is determined based on pre-tax income before the provision for credit losses and earnings per share, both relative to a budget set at the beginning of the year.

➢
For the restricted stock unit long-term incentive (LTI) portion of compensation, 50% of grants to NEOs vest based on Company performance at the end of a prospective three-year period (cliff vest). Depending on performance relative to peers, vesting can be as low as zero.

◾
For the 2023 restricted stock unit incentive (LTI) grants, the percentage subjected to cliff vesting at the end of a three-year performance period was increased to 60% of the grant; with 40% time vested over a prospective period. For the performance-based shares, vesting can be as low as zero, depending on the achievement of certain performance metrics.
•	The Company believes in more heavily weighting equity incentives in setting compensation for its CEO and other NEOs.
➢	The Company believes that emphasizing equity in our compensation package aligns executives with shareholders, provides meaningful retention and conserves cash.
➢	For the CEO and other NEOs, restricted stock unit (LTI) awards are generally more than double the cash (STI) awards.
➢
The Company maintains a much higher percentage of its Executive Compensation in restricted stock units as compared to its executive compensation peer group (41% for the Company compared to 24% for peers based on a 2021 compensation study/analysis).

Use of Stock Compensation Under the 2021 Long Term Stock Incentive Plan

•
The additional 600,000 shares requested when added with remaining shares in the Plan will create a pool that will be more than enough for at least three annual granting cycles – March 2023, March 2024, and March 2025.

•
The Company more heavily weights equity incentives vs cash incentives in setting overall compensation since it aligns executives and other officers of the Company with shareholders, provides for meaningful retention, and conserves cash.

➢	For 2022, for all five NEOs combined, stock incentive awards were 2.5 times non-equity (cash) incentive awards.
➢
Additionally, for the March 2022 stock grant, 50% of such restricted stock units granted will vest solely based on Company performance at the end of a prospective three-year performance period. Depending on Company performance relative to peers, vesting can be as low as zero.  (For the March 2023 stock grant, the Company increased the percentage of stock grants to 60% performance based for all NEOs.)

➢	For the Company's NEOs, 2022 equity compensation makes up 46% of total compensation (compared to 24% for our Executive Compensation Peer Group based on a 2021 study).
➢	50% of Company employees receive restricted stock units under the Company's Long Term Stock Incentive Plan.
•
During 2021 and 2022, the Company repurchased approximately five percent of shares outstanding each year, reducing total shares outstanding by approximately 1.8 million shares, thereby negatively affecting the calculation of stock plan usage as a percent of shares outstanding. Additionally, the shares repurchased each year more than offset dilution created by the annual stock grants.

SAY ON PAY CONSIDERATION

At the 2022 Annual Meeting, 71% of votes cast were in favor of the say-on-pay proposal. Notwithstanding this majority support, we target a vote with higher support than we received, and we continue to monitor our pay alignment and seek ways to improve our compensation program. In response, for the March 2023 restricted stock unit incentive (LTI) grants, the percentage subjected to cliff vesting at the end of a three-year performance period was increased to 60% of the grant; with 40% time vested over a prospective period. For performance-based shares, vesting can be as low as zero, depending on performance.

As noted in prior periods, the Committee restructured the long-term incentive awards for 2021 and beyond to provide for a greater percentage of awards with vesting linked to the performance of the Company. In 2022, we instituted using multiple goals for the performance-vested portion of the award. And, for the time-based vested stock grants made to NEOs in 2020, 2021 and 2022 we utilized a five-year vesting period instead of the three-year period prescribed by the Plan. Utilization of a five-year period provides better expense recognition economics for the Company and enhances the “retention tool” benefit of a restricted stock grant. Further, as noted previously, for the March 2023 restricted stock unit incentive (LTI) grants, the percentage subjected to cliff vesting at the end of a three-year performance period was increased to 60% of the grant; with 40% time vested over a prospective period. For performance-based shares, vesting can be as low as zero, depending on performance.

Douglas L. Kennedy
President & Chief Executive Officer
Dated:  04/14/2023